                                                                 EXHIBIT 4.3




                   LABARGE, INC. EMPLOYEE STOCK PURCHASE PLAN


                               ARTICLE I - PURPOSE

1.01  Purpose

         The LaBarge, Inc. Employee Stock Purchase Plan (the "Plan") is intended to provide a method whereby Employees of LaBarge, Inc., a Delaware corporation, and its subsidiary corporations (hereinafter collectively referred to as the "Company") will have an opportunity to acquire a proprietary interest in LaBarge, Inc. through the purchase of shares of the common stock of LaBarge, Inc. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.


                            ARTICLE II - DEFINITIONS

2.01  Administrator

         "Administrator" means the Company's agent for administering the Plan. The Administrator shall be appointed by the Committee pursuant to Section 11.02.

2.02  Base Pay

         "Base Pay" shall mean regular, straight-time earnings excluding payments for overtime, shift premium, bonuses and other special payments, commissions and other marketing incentive payments.

2.03  Board

         "Board" means the board of directors of LaBarge, Inc.

2.04  Committee

         "Committee" means the Compensation Committee of the Board.

2.05  Employee

         "Employee" means any person who is customarily employed on a full-time or part-time basis by the Company and is regularly scheduled to work more than twenty hours per week.

2.06  Offering

         "Offering" means the Company's offer to sell Stock during an Offering Period.

2.07  Offering Period

         "Offering Period" means the period commencing the first day of each calendar quarter and ending the last day of such calendar quarter commencing with the calendar quarter starting July 1, 1998.

2.08  Offering Commencement Date

         "Offering Commencement Date" means the first day of each Offering
Period.

2.09  Offering Termination Date

         "Offering Termination Date" means the last day of each Offering Period.

2.10  Option

         "Option" means the right to purchase Stock pursuant to this Plan.

2.11  Participant

         "Participant" means an Employee who elects to participate in the Plan.

2.12  Plan Account

         "Plan Account" means the record of a Participant's full and fractional shares of Stock held by the Administrator. A Participant's Plan Account and the shares held in such account will be fully vested in the Participant and nonforfeitable by the Participant. A Participant's Plan Account will be held in his or her name as beneficial owner; provided, however, that a Participant may cause the Administrator to add his or her Spouse as a co-owner of the Plan Account and may specify the type of ownership such as tenants in common, joint tenants with the right of survivorship or tenants by the entireties.

2.13  Plan Year

         "Plan Year" means the annual accounting period for the Plan beginning and ending on January 1 and December 31 of each year except that the first Plan Year shall be the period beginning July 1, 1998 and ending December 31, 1998.

2.14  Spouse

         "Spouse" means a person who is alive and married to the Participant within the meaning of the laws of the State of the Participant's residence as evidenced by a valid marriage certificate or other proof acceptable to the Committee.

2.15  Stock

         "Stock" means common stock of LaBarge, Inc., par value $.01 per share.

2.16  Subsidiary Corporation

         "Subsidiary Corporation" means any present or future corporation which
(i) would be a "subsidiary corporation" of LaBarge, Inc. as that term is defined in Section 424 of the Code, and (ii) is designated as a participating company in the Plan by the Committee.


                   ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.01  Initial Eligibility

         An Employee who shall have completed ninety days of consecutive employment with and shall be employed by the Company on the date his or her participation in the Plan is to become effective shall be eligible to participate in Offerings which commence on or after such ninety day period has concluded.

3.02  Leave of Absence

         For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an Employee for the first ninety days of such leave of absence and such Employee's employment with the Company shall be deemed to have terminated at the close of business on the ninetieth day of such leave of absence unless such Employee shall have returned to regular employment of the Company (as the case may be) prior to the close of business on such ninetieth day. Termination by the Company of any Employee's leave of absence, other than termination of such leave of absence on return to employment with the Company, shall terminate an Employee's employment for all purposes of the Plan and shall terminate such Employee's participation in the Plan and right to exercise any Option.

3.03  Restrictions on Participations

         Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an Option to participate in the Plan:

                  (a) if, immediately after the grant, such Employee would own Stock, and/or hold outstanding options to purchase Stock, possessing five percent or more of the total combined voting power or value of all classes of stock of LaBarge, Inc. (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining such stock ownership of any Employee); or

                  (b) which permits his or her rights to purchase Stock under all employee stock purchase plans, as defined in Section 423 of the

Code, of the Company to accrue at a rate which exceeds $25,000 in fair market value of the Stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding.

3.04  Commencement of Participation

         An eligible Employee may become a Participant by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the office of the Treasurer of LaBarge, Inc. on or before the date set therefor by the Committee, which date shall be prior to the Offering Commencement Date for the Offering (as such terms are defined below). Payroll deductions for a Participant shall commence on the applicable Offering Commencement Date when his or her authorization for a payroll deduction becomes effective and shall end on the Offering Termination Date of the Offering to which such authorization is applicable unless sooner terminated by the Participant as provided in Article VIII.


                             ARTICLE IV - OFFERINGS

4.01  Stock Subject to Options

         The aggregate number of shares of Stock which may be issued under Options under this Plan shall not exceed 1,000,000 shares of Stock, except for adjustments under Section 12.04. Shares optioned and not accepted, or, if accepted, not purchased, shall continue to be available for inclusion in any subsequent Options which may be granted under the Plan.

4.02  Quarterly Offerings

         The Board shall determine the number of shares of Stock, subject to the aggregate limits of Section 4.01, to be offered under the Plan before the first day of each Offering Period commencing with the Offering Period starting July 1, 1998.


                         ARTICLE V - PAYROLL DEDUCTIONS

5.01  Amount of Deduction

         At the time a Participant files his or her authorization for payroll deduction, he or she shall elect to have deductions made from his or her pay on each payday during the time he or she is a Participant in an Offering at the rate of 1, 2, 3, 4, 5, 6, 7, 8, 9 or 10 percent of his or her Base Pay in effect at the Offering Commencement Date of such Offering, provided, however, that such payroll deduction must not be less than $5.00 for a payroll period. In the case of an hourly Employee, such Employee's Base Pay during an Offering shall be determined by multiplying such Employee's hourly rate of pay in effect on the Offering Commencement Date by the number of regularly scheduled hours of work for such Employee during such Offering.

5.02  Participant's Account

         All payroll deductions made for a Participant shall be credited to his or her account under the Plan. A Participant may not make any separate cash payment into such account. Payroll deductions shall be deposited with the Company's general funds.

5.03  Changes in Payroll Deductions

         A Participant may discontinue his or her participation in the Plan as provided in Article VIII, but no other change can be made during an Offering and, specifically, a Participant may not alter the amount of his or her payroll deductions for that Offering.

5.04  Leave of Absence

         If a Participant goes on a leave of absence, such Participant shall have the right to elect: (a) to withdraw the balance in his or her account pursuant to Section 7.02, (b) to discontinue contributions to the Plan but remain a Participant in the Plan, or (c) remain a Participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the Participant during such leave of absence.


                         ARTICLE VI - GRANTING OF OPTION

6.01  Number of Option Shares

         On the Offering Termination date of each Offering, a Participant shall purchase a number of full and fractional shares of Stock equal to the amount withheld from his or her Base Pay during the Offering divided by the Option Price as determined under Section 6.02.

6.02  Option Price

         The Option Price of Stock purchased with payroll deductions made during such Offering for a Participant therein shall be the lower of:

                  (a) eighty-five percent of the closing price of the Stock on the Offering Commencement Date or the nearest prior business day on which trading of Stock occurred on the American Stock Exchange; or

                  (b) eighty-five percent of the closing price of the Stock on the Offering Termination Date or the nearest prior business day on which trading of Stock occurred on the American Stock Exchange. If the Stock is not admitted to trading on any of the aforesaid dates for which closing prices of the Stock are to be determined, then reference shall be made to the fair market value of the Stock on that date, as determined on such basis as shall be established or specified for the purpose by the Committee.


                        ARTICLE VII - EXERCISE OF OPTION

7.01  Automatic Exercise

         Unless a Participant gives written notice to the Company as hereinafter provided, his or her Option for the purchase of Stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering, for the purchase of the number of full shares of Stock which the accumulated payroll deductions in his or her account at that time will purchase at the applicable Option price.

7.02  Withdrawal of Account

         By written notice to the Treasurer of the Company, at any time prior to the Offering Termination Date applicable to any Offering, a Participant may elect to withdraw all the accumulated payroll deductions in his or her account at such time.

7.03  Transferability of Option

         During a Participant's lifetime, Options held by such Participant shall be exercisable only by that Participant.

7.04  Delivery of Stock

         As promptly as practicable after the Offering Termination Date of each Offering, the Company will cause to be transferred to each Participant's Plan Account the shares evidencing Stock purchased upon exercise of his or her Option.


                            ARTICLE VIII - WITHDRAWAL

8.01  In General

         As provided in Section 7.02, a Participant may withdraw payroll deductions credited to his or her account under the Plan at any time by giving written notice to the Treasurer of LaBarge, Inc. All of the Participant's payroll deductions credited to his or her account will be paid to him promptly after receipt of his or her notice of withdrawal, and no further payroll deductions will be made from his or her pay during such Offering. The Company may, at its option, treat any attempt to borrow by a Employee on the security of his or her accumulated payroll deductions as an election to withdraw such deductions.

8.02  Effect on Subsequent Participation

         A Participant's withdrawal from any Offering will not have any effect upon his or her eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

8.03  Termination of Employment

         Upon termination of the Participant's employment for any reason, including retirement (but excluding death while in the employ of the Company or continuation of a leave of absence for a period beyond ninety days), the payroll deductions credited to his or her account will be returned to him or her, or, in the case of his or her death subsequent to the termination of his or her employment, to the person or persons entitled thereto under Section 12.01.

8.04  Termination of Employment Due to Death

         Upon termination of the Participant's employment because of his or her death, his or her beneficiary (as defined in Section 12.01) shall be paid within sixty days commencing with the date of the death of the Participant the payroll deductions credited to the Participant's account under the Plan.

8.05  Leave of Absence

         A Participant on leave of absence shall, subject to the election made by such Participant pursuant to Section 5.04, continue to be a Participant in the Plan so long as such Participant is on continuous leave of absence. A Participant who has been on leave of absence for more than ninety days and who therefore is not an Employee for the purpose of the Plan shall not be entitled to participate in any Offering commencing after the ninetieth day of such leave of absence. Notwithstanding any other provisions of the Plan, unless a Participant on leave of absence returns to regular full-time or part-time employment with the Company at the earlier of: (a) the termination of such leave of absence or (b) three months from the ninetieth day of such leave of absence, such Participant's participation in the Plan shall terminate on whichever of such dates first occurs.


                              ARTICLE IX - INTEREST

9.01  Payment of Interest

         No interest will be paid or allowed on any money paid into the Plan or credited to the account of any Participant.

                                ARTICLE X - STOCK

10.01  Maximum Shares

         If the total number of shares of Stock for which Options are exercised on any Offering Termination Date in accordance with Article VI exceeds the maximum number of shares of Stock for the applicable Offering, the Company shall make a pro rata allocation of the shares of Stock available for delivery and distribution in a nearly uniform a manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to him or her as promptly as possible.

10.02  Participant's Interest in Option Stock

         The Participant will have no interest in Stock covered by his or her Option until such Option has been exercised at the Offering Termination Date for any offering.

10.03  Registration of Stock

         Stock to be delivered to a Participant's Plan Account will be registered in the name of the Participant as the beneficial, or, if the Participant so directs by written notice to the Treasurer of the Company, in the names of the Participant and his or her Spouse, as provided by Section 2.12.

10.04  Restrictions on Exercise

         The Board may, in its discretion, require as conditions to the exercise of the any Option that the shares of Stock reserved for issuance upon the exercise of the Option shall have been duly listed, upon official notice of issuance, upon a stock exchange, and that either:

                  (a) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

                  (b) the Participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his or her intention to purchase the shares for investment and not for resale or distribution.


                           ARTICLE XI - ADMINISTRATION

11.01  Appointment of Committee

         The Committee shall administer the Plan.

11.02  Authority of Committee

         Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive. The Committee may delegate all or a portion of its duties to an Administrator to facilitate the purchase and transfer of shares of Stock and to otherwise assist in the administration of the Plan.


                           ARTICLE XII - MISCELLANEOUS

12.01  Designation of Beneficiary

         A Participant may file a written designation of a beneficiary who is to receive any cash credited to his or her account at the time of his or her death. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Treasurer of LaBarge, Inc. Upon the death of a Participant and upon receipt by the Company of proof of identity and existence at the Participant's death of a beneficiary validly designated by him under the Plan, the Company shall pay such cash to the beneficiary in accordance with Section
8.04. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall pay cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may pay cash to the Spouse or to any one or more dependents of the Participant as the Company may designate. No beneficiary shall, prior to the death of the Participant by whom he or she had been designated, acquire any interest in the Stock or cash credited to the Participant under the Plan.

12.02  Transferability

         Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an Option or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 7.02.

12.03  Use of Funds

         All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

12.04  Adjustment Upon Changes in Capitalization

                  (a) If, while any Options are outstanding, the outstanding shares of Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding Options and on the Option exercise price or prices applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares of Stock which may be offered in the Offerings described in Article IV hereof shall also be proportionately adjusted. No adjustments shall be made for stock dividends. For the purposes of the Paragraph, any distribution of shares of Stock to shareholders in an amount aggregating twenty percent or more of the outstanding shares of Stock shall be deemed a stock split and any distributions of shares aggregating less than twenty percent of the outstanding shares of Stock shall be deemed a stock dividend.

                  (b) Upon the dissolution or liquidation of LaBarge, Inc., or upon a reorganization, merger or consolidation of LaBarge, Inc. with one or more corporations as a result of which LaBarge, Inc. is not the surviving corporation, or upon a sale of substantially all of the property or Stock of LaBarge, Inc. to another corporation, the holder of each Option then outstanding under the Plan will thereafter be entitled to receive at the next Offering Termination Date upon the exercise of such Option for each share of Stock as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Stock was entitled to receive upon and at the time of such transactions. The Board shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 12.04 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such Option might thereafter be entitled to receive.

12.05  Amendment and Termination

         The Board shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board shall not, without the approval of the stockholders of LaBarge, Inc. (i) increase the maximum number of shares which may be issued under any Offering (except pursuant to Section 12.04); (ii) amend the requirements as to the class of Employees eligible to purchase stock under the Plan or permit the members of the Committee to purchase stock under the Plan. No termination, modification or amendment of the Plan may, without the consent of an Employee then having an Option under the Plan to purchase Stock, adversely affect the rights of such Employee under such Option.

12.06  Effective Date

         The Plan shall become effective as of July 1, 1998, subject to approval by the holders of the majority of the Stock present and represented at a special or annual meeting of the shareholders of LaBarge, Inc. held on or before December 31, 1998. If the Plan is not so approved, the Plan shall not become effective and all funds withheld from the Base Pay of Participants shall be returned to such Participants without interest.

12.07  No Employment Rights

         The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares of Stock under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

12.08  Effect of Plan

         The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

12.09  Headings

         The headings are inserted for convenience only and shall not affect the meaning or interpretation of the Plan.

12.10  Terms

         Terms in the singular shall be deemed to include the plural, and vice versa, wherever the context so permits or requires.

12.11  Governing Law

         The law of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

         IN WITNESS WHEREOF, this Plan is adopted this 28th day of January, 1998.

                                                   LaBARGE, INC.



                                                   By:/s/Craig E. LaBarge/s/
                                                      ------------------------
                                                        President